                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [x] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               MOLEX INCORPORATED
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

MOLEX INCORPORATED
2222 WELLINGTON COURT
LISLE, ILLINOIS 60532
(630) 969-4550

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 22, 1999

To the Stockholders of
MOLEX INCORPORATED

     Notice is hereby given that the annual meeting of the stockholders of Molex
Incorporated, a Delaware corporation, will be held                     at
Doubletree Guest Suites located at 2111 Butterfield Road, Downers Grove, Illinois, on Friday, October 22, 1999 at 10:00 a.m. Central Daylight Savings Time for the following purposes:

     1. To elect the board of ten directors for the ensuing year. If the proposal to establish a classified board of directors (proposal No. 2 below) is approved, the ten directors will be elected to a staggered board, with three directors elected for a term of one year, three directors elected for a term of two years and four directors elected for a term of three years, and in each case until their successors are duly elected and qualified. If the proposal to establish a classified board is not approved, all ten directors will be elected will be elected for one-year terms expiring at the 2000 annual meeting of Molex stockholders.

     2. To consider a proposal to approve an amendment to the Certificate of Incorporation to provide for a Classified Board of Directors.

     3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on August 27, 1999 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting, and only stockholders of record at the close of business on said date will be entitled to notice of and to vote at the meeting. A list of all stockholders entitled to vote is on file at the principal executive offices of the Company, 2222 Wellington Court, Lisle, Illinois 60532.

     A proxy, proxy statement and the Annual Report of Molex Incorporated are enclosed with this notice. The Annual Report is not part of the proxy soliciting materials.

     Regardless of whether or not you plan to attend the meeting, it is important that your shares are represented and voted. Accordingly, you are requested to complete and sign the enclosed proxy and return it in the enclosed envelope.

September 14, 1999

                                      By Order of the Board of Directors
                                            MOLEX INCORPORATED

                                              Louis A. Hecht

                                        Louis A. Hecht, Secretary

IMPORTANT:  ONLY HOLDERS OF COMMON STOCK OR CLASS B COMMON STOCK ARE ENTITLED TO
            VOTE. IF YOU HOLD ONLY CLASS A COMMON STOCK, YOU ARE NOT ENTITLED TO VOTE AND YOU SHOULD NOT BE RECEIVING A PROXY CARD.

                               MOLEX INCORPORATED
                             2222 Wellington Court
                             Lisle, Illinois 60532

                       ---------------------------------

                                PROXY STATEMENT

                       ---------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          To be Held October 22, 1999

                                                              September 14, 1999

                     SOLICITATION AND REVOCATION OF PROXIES

     The proxy that accompanies this proxy statement is being solicited by and on behalf of the Board of Directors of MOLEX INCORPORATED ("Molex") for use at the Annual Meeting of Stockholders to be held on Friday, October 22, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any adjournment or adjournments thereof. Any stockholder giving a proxy has the power to revoke it at any time prior to its exercise by executing a subsequent proxy, by notifying the Corporate Secretary of Molex of such revocation in a written notice received by him at the above address prior to the Annual Meeting of Stockholders or by attending the Annual Meeting of Stockholders and voting in person. This Proxy Statement and form of proxy are first being mailed to stockholders on or about September 14, 1999.

     In addition to solicitation of proxies by mail, certain officers, directors and regular employees of Molex, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram, telecopier or by personal contacts. All expenses in connection with the solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners, will be paid by Molex.

                    VOTING RIGHTS AND SECURITIES OUTSTANDING

DESCRIPTION OF THE DIFFERENT CLASSES OF STOCK

     Molex has three classes of common stock. They are Common Stock, par value $.05 per share ("Common Stock"), Class A Common Stock, par value $.05 per share ("Class A Common Stock"), and Class B Common Stock, par value $.05 per share ("Class B Common Stock"). The holders of Common Stock and Class B Common Stock are entitled to one vote per share upon each matter submitted to the vote of the stockholders and, subject to conditions set forth in greater detail below, vote separately as a class as to all matters except the election of the Board of Directors. With respect to the election of directors, the holders of Common Stock and Class B Common Stock vote together as a class. The holders of Class A Common Stock have no voting rights except as otherwise required by law or under circumstances set forth in greater detail below.

     Under certain circumstances, Class A Common Stock would have voting rights. Under Delaware General Corporation Law, any amendments to Molex's Certificate of Incorporation changing the number of authorized shares of any class, changing the par value of the shares of any class, or altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including the Class A Common Stock, would require the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together. Class A Common Stock would automatically convert into Common Stock on a share-for-share basis any time upon the good faith determination by Molex's Board of Directors that either of the following events has occurred: (i) the aggregate number of outstanding shares of Common Stock and Class B Common Stock together is less than 10% of the aggregate number of outstanding shares of Common Stock, Class B Common Stock and Class A Common Stock together; or (ii) any person or group, other than one or more members of the Krehbiel Family (as defined in Molex's Certificate of Incorporation), becomes or is the beneficial owner of a majority of the outstanding shares of Common Stock.

        The right of the Class B Common stockholders to vote separately as a class is subject to applicable law and for so long as at least 50% of the authorized shares of the Class B Common Stock are outstanding. As of the Record Date, 64.5% of the authorized shares of Class B Common Stock were outstanding.

SHARES OUTSTANDING ON THE RECORD DATE

     Only voting stockholders of record at the close of business on August 27, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof. As of the close of business on the Record Date, there were outstanding shares of Common Stock
                        shares of Class A Common Stock
                 94,255 shares of Class B Common Stock

VOTING

DETERMINATION OF A QUORUM

     The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of each of the Common Stock and Class B Common Stock will constitute a quorum at the meeting. Abstentions, broker non-votes and withheld votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

ELECTION OF DIRECTORS

     Directors are elected by a plurality of the vote of the shares of the Common Stock and the Class B Common Stock voting together as a class. The nominees who receive the most votes will be elected. Abstentions, withheld votes and broker non-votes will not be taken into account and will have no effect in determining the outcome of the election.

     When electing directors, the holders of the shares of Common Stock and the holders of the shares of Class B Common Stock have non-cumulative voting rights. This means that the holders of a majority of shares of the Common Stock and Class B Common Stock taken together, represented and entitled to vote at a meeting where a quorum is present can elect all of the directors if they choose to do so. In such an event, the holders of the remaining shares will not be able to elect any person or persons to the Board of Directors.

ALL OTHER MATTERS

     Subject to certain conditions, all matters, other than the election of directors, submitted to a vote of all the stockholders must be approved separately by both the holders of a majority of the shares of the Common Stock entitled to vote and present in person or by proxy, voting as a class, and by the holders of a majority of the shares of the Class B Common Stock entitled to vote and present in person or by proxy, voting as a class. Abstentions will have the same effect as votes against all proposals (other than the election of directors) presented to the stockholders. A "non-vote" will not be considered entitled to vote as to such matters at the meeting, will not be counted as a vote for or against any matter and, accordingly, will have no effect on any proposal presented to the stockholders. Adoption of any amendment to the Certificate of Incorporation (such as the proposal set forth in Item 2) requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote and voting as a class, and of the holders of a majority of the outstanding shares of the Class B Common Stock entitled to vote and voting as a class. Under these circumstances, broker "non-votes" will have the same effect as a vote against the proposal.

       SECURITY OWNERSHIP OF MANAGEMENT AND OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth any outstanding equity securities of Molex beneficially owned as of the Record Date by each director, nominee for director, the named executive officers listed in the Summary Compensation Table, all directors, nominees and executive officers as a group and all other persons who are known to Molex to be the beneficial owner of more than five percent of any class of voting securities. The persons named hold sole voting and investment power with respect to the shares of equity securities listed below, unless otherwise indicated.

     The amounts set forth in the following table reflect all of the stock dividends declared and issued to stockholders to date.

                                                                                NUMBER OF SHARES
                                                          -------------------------------------------------------------
 NAME AND ADDRESS                                                         CLASS A        CLASS B         ALL VOTING
OF BENEFICIAL OWNER            NATURE OF OWNERSHIP       COMMON STOCK   COMMON STOCK   COMMON STOCK   SECURITIES(a)(b)
-------------------            -------------------       ------------   ------------   ------------   ----------------
F. A. Krehbiel(c)                                Direct     5,411,821       701,259       41,949.5
2222 Wellington Ct.                         Partner (d)    17,125,875            --             --
Lisle, IL                                   Trustee (e)        37,078         3,965             --
                                         Trustee (f)(g)     2,832,766       191,675          5,103
                                             Option (a)            --            --             --
                                             Spouse (g)         2,996         2,933             --
                                   Percent of Class (a)          10.5%          1.1%          49.9%          10.6%

J. H. Krehbiel, Jr.(c)                           Direct     8,239,503     5,658,133       41,949.5
2222 Wellington Ct.                         Partner (d)    17,125,875            --             --
Lisle, IL                                   Trustee (e)        37,708         3,965             --
                                         Trustee (f)(g)     1,861,341     1,087,897          4,252
                               Trustee/Custodian (g)(h)       205,785       204,021             --
                                             Option (a)            --            --             --
                                             Spouse (g)         5,562         2,822             --
                                   Percent of Class (a)          13.2%          8.8%          49.0%          13.2%

F. L. Krehbiel(c)                                Direct       364,041       354,602            851
2222 Wellington Ct.                           Trust (f)       260,434       261,290            850
Lisle, IL                                    Option (a)            --            --             --
                                   Percent of Class (a)             *             *              *              *

Krehbiel Limited                             Direct (d)    17,125,875
Partnership (c)(d)
2222 Wellington Ct.
Lisle, IL                          Percent of Class (a)          21.8%                                       21.8%

J. H. Krehbiel Trust (o)(e)                                    37,078         3,965                             *

J. J. King                                       Direct       112,183        34,622
                                             Option (a)            --            --
                                      Joint With Spouse           450           450
                                             Spouse (g)           137            75
                                              Child (g)                       5,357
                                   Percent of Class (a)             *             *                             *

M. P. Slark                                      Direct       116,839         2,701
                                             Option (a)            --            --
                                      Joint With Spouse           645           516
                                             Spouse (g)           137            22                             *
                             Custodian for Children (g)           378         7,698
                                   Percent of Class (a)             *             *

G. Tokuyama                                      Direct        62,359            12
                                             Option (a)            --            --
                                             Spouse (g)            58            71
                                   Percent of Class (a)             *             *                             *

Robert J. Potter                                 Direct        65,168        15,009
                                             Option (a)            --            --
                                   Percent of Class (a)             *             *                             *

                                                                                NUMBER OF SHARES
                                                          -------------------------------------------------------------
 NAME AND ADDRESS                                                         CLASS A        CLASS B         ALL VOTING
OF BENEFICIAL OWNER            NATURE OF OWNERSHIP       COMMON STOCK   COMMON STOCK   COMMON STOCK   SECURITIES(a)(b)
-------------------            -------------------       ------------   ------------   ------------   ----------------
Edgar D. Jannotta (i)                            Direct        62,660        37,376
                                             Option (a)            --            --
                                     Retirement Account            --        15,257
                                   Percent of Class (a)             *             *                             *

Donald G. Lubin                                  Direct           303         4,210
                                             Option (a)            --            --
                                     Retirement Account         2,133         3,050
                                   Percent of Class (a)             *             *                             *

Masahisa Naitoh                                  Direct           390
                                             Option (a)            --
                                   Percent of Class (a)             *                                           *

Michael J. Birck                                 Direct         3,125
                                             Option (a)            --
                                   Percent of Class (a)             *                                           *

Douglas K. Carnahan                              Direct             0         3,000
                                             Option (a)            --
                                   Percent of Class (a)             *                                           *

All Directors and                Direct or Indirect (g)    36,816,537     8,375,762         94,105
Executive Officers as a                      Option (a)            --
group, comprising 19
persons including those
listed above                       Percent of Class (a)          47.0%         10.6%          99.8%          47.1%

The Regents of the                Employee Benefit Plan                   5,790,418
University of California (j)
1111 Broadway,
14th Floor
Oakland, CA 94607                      Percent of Class                         7.3%

FMR Corp. (k)                        Investment Advisor     6,587,006
82 Devonshire Street
Boston, MA 02109                       Percent of Class           8.3%                                        8.4%

Wm. Blair & Company                Investment Advisor &                    5,457,471
   LLC(i)(1)                              Broker Dealer                         6.9%
222 West Adams Street
Chicago, IL 60606

----------------------------
 *  Denotes less than 1% of the outstanding shares.

(a) Shares of Common Stock subject to stock options which may be exercised within 60 days of the Record Date. For the purpose of computing the percent of class owned by officers and directors individually and as a group, the shares that could be acquired within said 60 day period have been deemed to be outstanding as to that individual or group regardless of whether they are actually outstanding.

(b) In the election of directors, each holder of Common Stock or Class B Common Stock is entitled to one vote for each share registered in his or her name without distinction as to class of stock. Class A Common Stock is generally nonvoting. See "Voting Rights and Securities Outstanding."

(c) J. H. Krehbiel, Jr. and F. A. Krehbiel are brothers. F. L. Krehbiel is the son of J. H. Krehbiel, Jr. who with his father and uncle collectively comprise the "Krehbiel Family". As of the Record Date, the Krehbiel Family
    exercises voting power with respect to          shares of Common Stock (   %
    of the number outstanding); 94,105 shares of Class B Common Stock (99.8% of
    the number outstanding); and          shares of all the voting securities
    (   % of the number outstanding). In addition, the Krehbiel Family
    beneficially owns          shares of Class A Common Stock representing    %
    of the outstanding shares of this class of stock.

(d) J. H. Krehbiel, Jr., F. A. Krehbiel and a trust for which they are the trustees are each general partners and limited partners of the Krehbiel Limited Partnership (the "Partnership") and share the power to vote and dispose of shares held by the Partnership. Pursuant to the Partnership agreement, all voting of the Partnership shares must be done with the unanimous consent of the partners. For purposes of computing the percent of a class or the percent of all voting securities owned by individual members of the Krehbiel Family, the shares of the Partnership have not been included.

(e) J. H. Krehbiel, Jr. and F. A. Krehbiel are co-trustees of the trust referred to in footnote (d) in which they each share an equal beneficial interest. As trustees, they share the power to vote and dispose of the shares held by this trust. For purposes of computing the percent of a class or the percent of all voting securities owned by individual members of the Krehbiel Family, the shares of this trust have not been included.

(f) F. A. Krehbiel and J. H. Krehbiel, Jr. own these shares of Common Stock, Class A Common Stock and Class B Common Stock as trustees under various trusts for the benefit of their respective children including F. L. Krehbiel. They exercise voting and investment power as to the shares held in these trusts. For purposes of computing the percent of a class or the percent of all voting securities owned by F. L. Krehbiel, the shares of trust in which he has a beneficial interest have not been included.

(g) Certain shares have been reported, which are included in the table above, as owned by members of a household or as held in the capacity of trustee or custodian. As to these shares, the persons above expressly disclaim beneficial ownership and/or personal beneficial interest therein. For purposes of computing the percent of class or the percent of all voting securities, the shares held by a trustee or custodian have not been included as being owned by an individual beneficiary, but have been included as being owned by the trustee or custodian who exercises voting power.

(h) These shares are held for the benefit of the children of F. A. Krehbiel. J.
    H. Krehbiel, Jr. exercises voting and investment power as to these shares.

(i) William Blair & Company LLC has served as Molex's investment banking advisor and has been a market maker for the Common Stock for a number of years. The shares of the Common Stock and Class A Common Stock shown above as owned by Mr. Jannotta do not include shares held by William Blair & Company LLC in its trading account, in its capacity as a market maker, or over which William Blair & Company LLC has voting or investment power in its capacity as a fiduciary.

(j) Pursuant to a Schedule 13G dated February 10, 1999, The Regents of the University of California filed as an "Employee Benefit Plan, Pension Plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund" with the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all of the shares.

(k) Pursuant to a Schedule 13G dated February 1, 1999, FMR Corp. filed as a "Parent Holding Company" in accordance with Section 240.13d-1(b)(ii)(G) on behalf of its wholly-owned subsidiary, Fidelity Management & Research Company ("Fidelity") which is an "Investment Advisor" having beneficial ownership of 6,564,436 of the shares reported. Edward C. Johnson 3d in association with other members of his family may be deemed to form a controlling group with respect to FMR Corp. Johnson and FMR Corp., through its control of Fidelity each has the sole power to dispose of the shares owned. Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares in accordance with guidelines established by the Funds' Boards of Trustees. In addition, Johnson and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power and sole power to vote or direct the voting with respect to 22,570 shares owned by the institutional accounts as reported above.

(l) Pursuant to a Schedule 13G dated March 17, 1999, William Blair & Company LLC ("Blair") filed as an "Investment Advisor" and a "Broker Dealer" having beneficial ownership of the shares reported above with sole dispositive power with respect to all of the shares and sole voting power with respect to 1,107,871 of the shares.

                               BOARD OF DIRECTORS

     During the last fiscal year, there were four meetings of the full Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Molex has three committees of the Board of Directors. They are the Compensation Committee, the Audit Committee and the Executive Committee. Molex does not have a standing Nominating Committee.

     The Compensation Committee consists of three outside directors who have the authority to approve the compensation of the executive officers of Molex. Compensation includes base salary, cash bonus, and any awards and grants under stock bonus or option plans. The Compensation Committee had one meeting and agreed to one Unanimous Written Consent during the fiscal year just ended.

     The Audit Committee is comprised of three directors, all of whom are not employees of Molex. The Audit Committee oversees the creation and implementation of internal policy and controls and is responsible for the hiring of the outside independent auditors and the review of their findings. During the last fiscal year, there were four meetings of the Audit Committee.

     The Executive Committee presently is comprised of two directors and was formed in order to act between meetings of the full Board of Directors. The Executive Committee operates according to a set of By-Laws which have been adopted by the full Board of Directors and which limit the authorized actions of the Executive Committee. The Executive Committee customarily acts by Unanimous Written Consents and had no regularly scheduled or special meetings during the last fiscal year.

DIRECTORS' COMPENSATION

     Each director who is not a salaried officer of Molex receives compensation at the rate of $29,000 per year for serving as a director, $1,500 for attending a regular or special board meeting plus all expenses associated with attending such meeting. In addition, each outside director receives an automatic non-discretionary stock option grant under The 1991 Molex Incorporated Incentive Stock Option Plan (the "1991 Plan") as of the date of the Annual Stockholders' Meeting during the term of the 1991 Plan with an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option generally has a five year term and becomes exercisable in four equal annual installments. The number of shares subject to the option granted to each outside director is 200 multiplied by the number of years of service or fraction thereof. The amount of shares increases to 500 multiplied by the number of years of service or fraction thereof, if the following two financial conditions are met for the fiscal year ended immediately prior to the grant:

        (1) Molex's net profits (after taxes) are at least ten percent (10%) of the net sales revenue; and

        (2) Molex's net sales revenue increased at least one and one-half (1.5) times the "Worldwide Growth" of the general connector market as compared to the previous year's net sales revenue. For purposes of determining the Worldwide Growth, one or more outside independent connector consultants are chosen by the disinterested directors.

     Notwithstanding the foregoing, the number of shares subject to the annual option granted to each outside director under the 1991 Plan cannot exceed 3,000 shares or an amount whose fair market value on the date of grant is $100,000. Because the 1991 Plan's financial goals were achieved for the fiscal year just ended, the number of shares subject to the option that will be granted to the outside directors with respect to such year will be determined by multiplying 500 by the number of years of service or fraction thereof.

     Each director is eligible to participate in The Molex Incorporated Deferred Compensation Plan under which he may elect to defer all or a portion of the following year's compensation. A participant may elect to have the amount deferred (1) accrue interest during each calendar quarter at a rate equal to the average six month Treasury Bill rate in effect at the beginning of each calendar quarter, or (2) credited as stock "units" whereby each unit is equal to one share of Common Stock. Upon termination of service as a director, the accumulated amount is distributed in a lump sum. At the time of distribution, any stock units are converted into cash by multiplying the number of units by the fair market value of the stock as of the payment date.

                                    ITEM 1:

                             ELECTION OF DIRECTORS

     The annual election of the Board of ten directors will take place at the Annual Meeting of Stockholders. Each director will serve for the ensuing year until the next annual meeting of stockholders, or until his successor shall be elected and shall qualify unless the proposal of Item 2 regarding a classified board of directors is approved. The effect of Item 2, if approved, would be to classify the board of directors into three classes having staggered terms of three years and thus to extend the terms of four of the directors an additional two years and the terms of three other directors an additional one year. The class of each director and his initial term is listed in the table set forth on page 9. Each director would then serve until the annual meeting of stockholders at which directors of his class are to be elected, or until his successor shall be elected and shall qualify.

     The voting persons named in the enclosed proxy intend to nominate and vote in favor of the election of the persons named below unless authorization is withheld. If any of the nominees becomes unavailable for election, votes will be cast for the election of such other person or persons as the proxy holders, in their judgment, may designate. No circumstances are presently known which would render any of the nominees named herein unavailable.

     The following information is provided with respect to the nominees for election to the Board of Directors:

F. A. KREHBIEL(a)--Co-Chairman and Co-Chief Executive Officer of Molex(b). Director since 1972(c) and member of the Executive Committee. Age 58. Elected Vice Chairman and Chief Executive Officer in 1988 and Chairman of the Board of Directors in 1993. Mr. Krehbiel serves on the Board of Directors of Tellabs, Inc., Northern Trust Corp., Nalco Chemical Company and DeVry Inc.

J. H. KREHBIEL, JR.(a)--Co-Chairman and Co-Chief Executive Officer of Molex(b). Director since 1966(c) and member of the Executive Committee. Age 62. President of Molex 1975-1999. Mr. Krehbiel became Co-Chairman and Co-Chief Executive Officer effective July 1, 1999.

ROBERT J. POTTER--President and Chief Executive Officer of R. J. Potter Company (business consulting).
  Director since 1981 and Chairman of the Compensation Committee. Age 66. Prior to founding R. J. Potter Company in 1989, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation (local area networks, video teleconferencing and computer systems) from 1987-1989.

EDGAR D. JANNOTTA--Investment banker and Senior Director of William Blair & Company, LLC (securities and investment banking).
  Director since 1986 and Chairman of the Audit Committee. Age 68. In 1959, Mr. Jannotta joined William Blair & Company, serving as Managing Partner from 1977 to 1994, Senior Partner from 1995 to 1996 and Senior Director since 1996 when the firm converted from a partnership to a limited liability company. During the last five years, William Blair & Company, LLC has performed investment banking services for Molex. Mr. Jannotta serves on the Board of Directors of AAR Corp., Bandag, Incorporated, Oil-Dri Corporation of America, Aon Corporation and Commonwealth Edison Company.

F. L. KREHBIEL(a)--Assistant to the Regional President (Americas) -- Global Desktop Business.
  Director since 1993. Age 34. Mr. Krehbiel has worked as a design engineer in the Engineering Department of the Automotive Business Unit since 1988 and became an Engineering Manager in 1993. He was promoted to his present position in 1998.

DONALD G. LUBIN--Partner of Sonnenschein Nath & Rosenthal (private law practice).
  Director since 1994 and member of the Audit Committee. Age 65. Mr. Lubin joined Sonnenschein Nath & Rosenthal in 1957. He has been a partner since 1964 and was Chairman from 1991 to 1996. Sonnenschein Nath & Rosenthal is one of Molex's principal outside law firms and has performed services on behalf of Molex for more than five years. Mr. Lubin serves on the Board of Directors of McDonald's Corporation.

MASAHISA NAITOH--Senior Advisor for The Institute of Energy Economics, Japan (private think tank); Executive Vice President of Itochu Corporation (Japanese global trading firm).
  Director since 1995 and member of the Compensation Committee. Age 61. During the last five years, Mr. Naitoh has been associated with various Japanese government agencies and companies and academic institutions around the world. He has served with The Institute of Energy Economics since 1994. In 1997, he joined Itochu first as an Advisor and then as Executive Vice President. In 1994, he became associated with Elf Acquitane until its acquisition in 1999.

MICHAEL J. BIRCK--President and Chief Executive Officer of Tellabs, Inc. (telecommunications equipment)
  Director since 1995 and member of the Compensation Committee. Age 61. Mr. Birck is a founder of Tellabs, Inc. and has been its President and Chief Executive Officer since its inception in 1975. He serves on the Board of Directors of Tellabs, Inc. and Illinois Tool Works Inc.

DOUGLAS K. CARNAHAN--Retired
  Director since 1997 and member of the Audit Committee. Age 58. Mr. Carnahan joined Hewlett-Packard (computers, computer peripherals and instrumentation) in 1968 and served in several diverse positions in manufacturing, engineering and management. He was promoted to the General Manager of the Printing Systems Group in 1991 and was named Vice President in 1992. In 1993, he became a member of the management staff and was named General Manager of Component Products. He was elected Senior Vice President in 1995 and became the General Manager for the Measurement Systems Organization shortly thereafter where he was responsible for Hewlett-Packard's analytical, medical, components and information storage businesses. Mr. Carnahan retired in 1998.

J. JOSEPH KING--President and Chief Operating Officer of Molex(b)
  Director since 1999. Age 55. Mr. King has worked at Molex for more than 24 years filling various administrative, operational and executive positions both internationally and domestically. Most recently, he served as Group Vice President--International Operations from 1988-1996 before being elected as Executive Vice President from 1996-1999. Mr. King became a director, President and Chief Operating Officer of Molex as of July 1, 1999. Mr. King serves on the Board of Directors of Consolidated Papers, Inc.
----------------------------

(a)  F. A. Krehbiel and J. H. Krehbiel, Jr. are brothers and F.
     L. Krehbiel is the son of J. H. Krehbiel, Jr. (collectively the "Krehbiel Family"). The members of the Krehbiel Family may be considered "control persons" of Molex. Other than the Krehbiel Family, no director or executive officer has any family relationship with any other director or executive officer.
(b) These nominees hold positions as directors and/or officers of one or more of the subsidiaries of Molex. Only the principal positions are set forth.
(c)  Includes period served as a director of Molex's predecessor.


                                    ITEM 2:

                AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
                  PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS

OVERVIEW

     The board of directors has adopted, subject to stockholder approval, an amendment to Molex's Certificate of Incorporation (the "Amendment") which would cause the board of directors to be divided into three classes with staggered terms. As a result, Molex stockholders would elect approximately one-third of the board of directors each year.

     If this proposal is approved by stockholders, the board will be divided into Class I, Class II and Class III directors, with one Class to be elected each year. The initial term of office for the Class I directors would expire at the 2000 annual meeting of stockholders, the initial term of office for the Class II directors would expire at the 2001 annual meeting of stockholders, and the initial term of the Class III directors would expire at the 2002 annual meeting of stockholders. At each such annual meeting of stockholders and at each annual meeting thereafter, successors to the Class of directors whose term expires at that meeting will be elected for a term expiring at the third annual meeting following their election. New directors elected to fill a vacancy on the board will serve until the next election of the Class to which such director belongs.

     If this proposed Amendment is approved by stockholders, Molex's By-Laws will also be amended by adding or deleting such provisions as may be necessary to make the By-Laws consistent with the Amendment.

CLASS NOMINEES

     If this proposal is approved by stockholders, the following persons, if elected as directors pursuant to Proposal No. 1, will be members of the Class of directors set forth opposite their names below, to serve for the terms described above and until their successors are duly elected and qualified or until their earlier death, retirement, resignation or removal:

NAME                                                            CLASS OF DIRECTORS
----                                                            ------------------
Messrs. J. Joseph King, Fred L. Krehbiel, and Douglas K.
  Carnahan..................................................             I
Messrs. Frederick A. Krehbiel, Masahisa Naitoh, and Michael
  J. Birck..................................................            II
Messrs. John H. Krehbiel, Jr., Donald G. Lubin, Edgar D.
  Jannotta, and Robert J. Potter............................           III

EFFECT OF CLASSIFIED BOARD OF DIRECTORS UNDER DELAWARE LAW

     Section 141(k) of the Delaware General Corporation Law ("Section 141(k)") provides that directors serving on a classified board cannot be removed without cause, unless the certificate of incorporation provides otherwise. Molex's Certificate of Incorporation does not prohibit the application of Section 141(k) to its board of directors. Therefore, Section 141(k) will apply to Molex's board of directors if the stockholders vote to establish a classified board of directors. Under such circumstances, the stockholders of Molex could not remove incumbent directors from office without a valid reason for doing so under Delaware law.

REASONS FOR CLASSIFIED BOARD STRUCTURE AND POSSIBLE ANTI-TAKEOVER EFFECT

     The board of directors believes that the proposed amendment would encourage greater continuity of service on the board, and promote stability and consistency in Molex's management and business strategies. The board believes that this will help facilitate long-range business planning, strategic planning and policy making.

     The board of directors also believes that a staggered board of directors will enhance its ability to protect Molex against abusive or unfair tactics in connection with unsolicited takeover attempts. Adoption of the proposal would prevent any person from gaining complete control over the board of directors at a single stockholders' meeting. The delay afforded by the proposed amendment would help provide the board, if confronted with a hostile tender offer, a proxy contest or other similar proposal, with sufficient time to review and consider the proposal and appropriate alternatives thereto and to act in what it believes to be the best interests of the stockholders. The staggered board would encourage persons seeking to acquire control of Molex to engage in good faith, arms-length negotiations with the board regarding the structure and terms of their takeover proposal, and would also enable the board to negotiate from a position of greater strength.

     Adoption of a staggered board, combined with application of Section 141(k), will make it more difficult to remove directors and may have the effect of discouraging takeover attempts which stockholders may deem to be in their and Molex's best interests. Potential acquirers may decide not to pursue proxy contests or other plans to acquire control of Molex because of their inability to gain control of the board of directors in less than two years. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the board in a relatively short period of time, since at least two annual meetings of stockholders will be required to effect a change in a majority of the board. In addition, under Molex's Certificate of Incorporation, any matter submitted to a vote of stockholders (except for the election of directors) must be approved separately by the holders of a majority of the shares of the Class B Common Stock entitled to vote and present in person or by proxy, voting as a class. Therefore, if the Amendment is approved, it could not be repealed or modified and the board declassified without the required vote of Class B Common stockholders.

     The board of directors is not aware of any efforts to obtain control of Molex and the proposed adoption of a staggered board of directors is not in response to any such efforts.

THE PROPOSED AMENDMENT

     To establish a classified board of directors, Molex's Certificate of Incorporation would be amended by adding a new Article Fourteenth which would read in its entirety as follows:

     "FOURTEENTH:

     A.  NUMBER OF DIRECTORS

          The number of directors which shall constitute the whole board of directors shall be determined in the manner provided in the by-laws of the corporation.

     B.  CLASSIFIED BOARD OF DIRECTORS

          The board of directors shall be divided into three classes of directors (each, a "Class"), known as Class I, Class II and Class III, with the term of office of one Class expiring each year. Each Class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. The initial division of the board of directors shall be made by the decision of a majority of the entire board of directors. The initial Class I directors elected by the stockholders of the corporation shall hold office for a term expiring at the 2000 annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal; the initial Class II directors elected by the stockholders of the corporation shall hold office for a term expiring at the 2001 annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal; and the initial Class III directors elected by the stockholders of the corporation shall hold office for a term expiring at the 2002 annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal. At each such annual meeting of stockholders and at each annual meeting thereafter, successors to the Class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, retirement, resignation or removal.

     C.  EFFECT OF CHANGE IN THE NUMBER OF DIRECTORS

          In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as director of the Class of which he or she is a member until the expiration of such director's current term or his or prior death, retirement, resignation or removal, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the three Classes of directors so as to ensure that no one Class has more than one director more than any other Class, and each director so elected shall hold office for the same term as the other members of the Class to which the director is assigned. No decrease in the number of directors constituting the whole board of directors shall shorten the term of an incumbent director.

     D.  DIRECTORS ELECTED BY PREFERRED STOCKHOLDERS

          Notwithstanding the foregoing provisions of this Article Fourteenth, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the board of directors pursuant to Article Fourth hereof applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Fourteenth unless expressly provided by such terms."

VOTE NECESSARY TO ADOPT AMENDMENT

     Adoption of the Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote, voting as a class, and of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote, voting as a class. Directors and officers of Molex, who control approximately 46.0% of the outstanding Common Stock and approximately 99.8% of the outstanding Class B Common Stock entitled to vote, intend to vote for this proposal. Abstentions and broker "non-votes" will have the same effect as votes against the proposal.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. The enclosed Proxy will be voted for the proposal unless a contrary specification is made.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth information on compensation awarded to, earned by, or paid to F. A. Krehbiel, Chief Executive Officer of Molex, and the four other most highly compensated executive officers of Molex (collectively, the "Executives") for the fiscal years ended June 30, 1997, 1998 and 1999 for services in all capacities to Molex and its subsidiaries.

                                                                                                    LONG-TERM
                                                                                                   COMPENSATION
                                                                   ANNUAL COMPENSATION              AWARDS(d)
                                                          --------------------------------------   ------------
                                                FISCAL                            OTHER ANNUAL      OPTIONS(e)       ALL OTHER
NAME AND PRINCIPAL POSITIONS(a)                  YEAR      SALARY     BONUS(b)   COMPENSATION(c)   (NO. SHARES)   COMPENSATION(f)
-------------------------------                 ------     ------     --------   ---------------   ------------   ---------------
F. A. Krehbiel................................   1999     $519,435    $111,090       $70,326               0         $120,420
Chairman and                                     1998     $486,942    $487,429             *           2,849         $123,522
Chief Executive Officer                          1997     $459,379    $507,192             *           4,222         $106,742

J. H. Krehbiel, Jr............................   1999     $488,827    $105,806             *               0         $121,304
President and                                    1998     $427,470    $429,104             *           2,849         $114,608
Chief Operating Officer                          1997     $396,973    $454,010             *           4,222         $101,035

J. J. King....................................   1999     $411,597    $89,937              *         200,000(g)      $ 60,596
Executive Vice President                         1998     $339,669    $403,887             *          37,500(g)      $ 57,057
                                                 1997     $312,526    $341,172             *          71,875(g)      $ 46,125

G. Tokuyama...................................   1999     $394,855    $100,000             *           5,000         $ 74,499
Corporate Vice President, Regional               1998     $337,899    $312,425             *           6,250         $ 31,163
President, Far East North, and                   1997     $299,737    $334,045             *           6,250         $ 60,746
President, Molex-Japan Co., Ltd.

M. P. Slark...................................   1999     $371,800    $63,791              *         200,000(g)      $ 55,640
Corporate Vice President and                     1998     $325,000    $372,453       $75,338          37,500(g)      $ 64,953
Regional President, Americas                     1997     $293,142    $333,996       $81,343          70,313(g)      $ 32,863

----------------------------

(a) The positions set forth in this Table are the principal positions held in Molex or its subsidiaries for which compensation has been paid.
(b) Includes cash merit bonus, the fair market value of any shares awarded under the 1990 Molex Incorporated Executive Stock Bonus Plan and any tax offset bonus awarded under that Stock Bonus Plan.
(c) The column includes the dollar amount of the following three categories: perquisites and other personal benefits, securities or property, but only to the extent that the aggregate sum for the Executive is at least a threshold amount equal to the lesser of $50,000 or 10% of the total annual salary and bonus. An "*" appears in the column if the amount for an Executive in a given fiscal year is less than the threshold. For each Executive meeting the threshold for a fiscal year, those specific items that exceed 25% of the total reported amount in this column are set forth below.

                                                                                     1999       1998       1997
                                                                                    -------    -------    -------
    F. A. Krehbiel  Personal life insurance premiums............................    $49,565         --         --
                    Value of loan principal and interest forgiven and tax
    M. P. Slark     gross-up....................................................         --    $57,805    $58,148

(d) Molex does not have any restricted stock awards or long-term plan payouts. The only type of long-term compensation is in the form of stock options granted under the 1991 Molex Incorporated Incentive Stock Option Plan.
(e) The number of shares granted under the 1991 Molex Incorporated Incentive Stock Option Plan. All figures have been adjusted to reflect any stock dividends.
(f) Includes the following amounts paid or accrued by Molex or any of its subsidiaries:

                                                        FISCAL
                                                         YEAR    F. A. KREHBIEL   J. H. KREHBIEL, JR.   J. J. KING   G. TOKUYAMA
                                                        ------   --------------   -------------------   ----------   -----------
    (i)    Amounts accrued pursuant to matters           1999       $44,903             $54,097               --       $     0
           discussed in the Section entitled             1998       $41,149             $48,481               --       $     0
           "INDIVIDUAL ARRANGEMENTS INVOLVING FUTURE     1997       $42,248             $50,336               --       $     0
           COMPENSATION"
    (ii)   Amounts contributed pursuant to defined       1999       $14,720             $14,720          $14,720       $74,499
           contribution retirement plans                 1998       $14,720             $14,720          $14,720       $31,163
                                                         1997       $13,800             $13,800          $13,800       $60,746
    (iii)  Matching contributions to The Molex           1999       $ 1,600             $ 1,000          $ 1,600            --
           Incorporated 401(k) Savings Plan              1998       $ 1,500             $ 1,000          $ 1,500            --
                                                         1997       $ 1,500             $   950          $ 1,524            --
    (iv)   Company contributions to The Molex            1999       $59,197             $51,487          $44,276            --
           Incorporated Supplemental Executive           1998       $58,698             $50,407          $34,992            --
           Retirement Plan                               1997       $42,324             $35,949          $25,406            --


                                                   M. P. SLARK
                                                   -----------
    (i)    Amounts accrued pursuant to matters              --
           discussed in the Section entitled                --
           "INDIVIDUAL ARRANGEMENTS INVOLVING FUTURE        --
    (ii)   COMPENSATION"                               $14,720
           Amounts contributed pursuant to defined     $14,720
           contribution retirement plans               $13,800
    (iii)                                              $ 1,000
           Matching contributions to The Molex         $ 1,000
           Incorporated 401(k) Savings Plan            $   950
    (iv)                                               $39,920
           Company contributions to The Molex          $35,513
           Incorporated Supplemental Executive         $15,578
           Retirement Plan

(g) Includes three long-term stock options to acquire Common Stock: 200,000 shares in 1999; 18,750 shares in 1998; and 62,500 shares in 1997.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND YEAR-END OPTION VALUES

                                                                                     AT JUNE 30, 1999
                                                              --------------------------------------------------------------
                               NUMBER OF                               NUMBER OF                    VALUE OF UNEXERCISED
                            SHARES ACQUIRED                      UNEXERCISED OPTIONS(a)           IN-THE-MONEY OPTIONS(c)
                                 UPON             VALUE       ----------------------------      ----------------------------
NAME                          EXERCISE(a)      REALIZED(b)    EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----                        ---------------    -----------    -----------    -------------      -----------    -------------
F. A. Krehbiel..........         7,080          $103,144        11,539            5,365          $157,930       $   36,945
J. H. Krehbiel, Jr. ....             0          $      0        11,539            5,365          $157,930       $   36,945
J. J. King..............        24,219          $407,807        12,739          363,723(d)       $176,627       $4,843,059(d)
G. Tokuyama.............             0          $      0        21,946           16,038          $385,575       $  202,582
M. P. Slark.............        14,421          $267,937        11,747          362,699(d)       $158,372       $4,824,317(d)

----------------------------
(a) Shares of Common Stock.
(b) The difference between the aggregate fair market value of the shares acquired on the date of exercise and the aggregate option price for such shares.
(c) The difference between the aggregate fair market value of the shares for which options were unexercised as of June 30, 1999 (based on a value on that date of $37.00/share for Common Stock) less the aggregate option exercise price for such shares. Any options whose exercise would result in a loss (i.e., the option price is greater than the value on June 30, 1999) are excluded.
(d) Includes four long-term stock options to acquire an aggregate of 342,285 shares of Common Stock.

OPTION GRANTS IN FISCAL YEAR 1999

                                                                                       POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS(a)                               VALUE AT
                        ---------------------------------------------------------         ASSUMED ANNUAL
                                       PERCENTAGE OF                                      RATES OF STOCK
                                       TOTAL OPTIONS                                    PRICE APPRECIATION
                          OPTIONS        GRANTED TO      EXERCISE                        FOR OPTION TERM(c)
                          GRANTED       EMPLOYEES IN      PRICE        EXPIRATION   --------------------------
         NAME           (NO. SHARES)   FISCAL 1998(b)   ($/SHARE)         DATE          5%             10%
         ----           ------------   --------------   ---------      ----------       --             ---
F. A. Krehbiel........          0          0.0000%           --            --       $    0      $        0
J. H. Krehbiel, Jr....          0          0.0000%           --            --       $    0      $        0
J. J. King............    200,000(d)      15.6702%       $26.00        07/23/2008   $3,270,250(d)   $8,287,460(d)
G. Tokuyama...........      5,000          0.3918%       $26.00        07/23/2003   $   35,917      $   79,366
M. P. Slark...........    200,000(d)      15.6702%       $26.00        07/23/2008   $3,270,250(d)   $8,287,460(d)

----------------------------
(a) All options were granted pursuant to The 1991 Molex Incorporated Incentive Stock Option Plan. Except where otherwise noted, all options set forth in this table relate to the right to acquire Common Stock for an exercise price equal to the fair market value of the Common Stock on the grant date and may not be exercised for one year after the grant date. Each year after the grant, 25% of the shares subject to the option become exercisable either by delivery of cash or stock of Molex. The options expire 5 years after grant.
(b) Total options granted to all employees (1,276,310 shares) includes options granted to all employees under all of the stock option plans for the stated period regardless of class.
(c) Based on a compounded annual increase of the stated percentage of the market price on the date of grant over the term of the option (5 years). The amount in the column represents the difference between the aggregate increased value and the aggregate option exercise price.
(d) This is a long-term option to acquire Common Stock for an exercise price equal to the fair market value on the date of grant that expires 10 years after the grant. Accordingly, the potential realizable value is calculated over a term of 10 years.

INDIVIDUAL ARRANGEMENTS INVOLVING FUTURE COMPENSATION

     J. H. Krehbiel, Jr., President and Chief Operating Officer of Molex, and F.
A. Krehbiel, Chairman and Chief Executive Officer of Molex, each has an agreement with Molex pursuant to which Molex has agreed that if he dies while employed by Molex, it will pay his wife, if she survives him, a given amount per year for the remainder of her life. The annual amount will be automatically adjusted every January 1 to reflect an increase (or decrease) in the Consumer Price Index for the preceding calendar year at the rate of said increase or decrease. As of January 1 of this year, the annual amount is $152,430. Each agreement terminates in the event that employment with Molex terminates for any reason other than death.

     G. Tokuyama, a Vice President of Molex, has an agreement with Molex-Japan Co., Ltd. ("Molex-Japan"), a subsidiary of Molex International, Inc., pursuant to which it is agreed that if he dies while employed by

Molex-Japan, it will pay his wife, if she survives him, 17,500,000 Yen (approximately $144,400) per year for the remainder of her life not to exceed five years. The agreement terminates in the event that employment terminates for any reason other than death.

     W. W. Fichtner, Vice President of the Corporation, had entered into an agreement with Molex dated December 11, 1991 (the "Agreement") whereby he acquired a 10% share ("Share") of the equity in Molex GmbH ("Biberach"). The Agreement, which sets forth how and when the Share may be acquired by Molex, provides that Molex has the right to purchase Fichtner's Share at any time upon any one of the following events: termination of Fichtner's employment with Molex; Fichtner's death, disablement or retirement; or foreclosure of Fichtner's Share as security for any outstanding loan balance due pursuant to a credit arrangement extended to Fichtner to purchase his interest in Biberach and described in greater detail in the section entitled "INDEBTEDNESS OF MANAGEMENT."

     During the last fiscal year, the parties amended the Agreement to change the timing and use a different formula for determining the value of the remaining Share. The Agreement now provides the following:

     a. The time period within which Molex will purchase the Share will be as soon as practicable after June 30, 2005 unless otherwise mutually agreed.

     b. The price to be paid for the remaining interest in the Share equals the percentage that the Share represents of the overall equity of Biberach multiplied by 12 times average net after-tax profits for the last two fiscal years plus the forecasted next fiscal year.

     c. If Fichtner dies or becomes totally disabled, Molex will purchase the Share using the formula in subparagraph (b) above using the last two full completed fiscal years plus the forecasted next fiscal year.

     The amount invested by Fichtner for the Share (the "Investment") was DM1,750,000 (approximately $936,250). During the last fiscal year, Molex purchased 1/3 of the Share (3 1/3% of the equity of Biberach) for DM3,364,000 (approximately $1,799,750). Fichtner's Investment in the purchased portion of the Share was DM583,333 (approximately $312,000) leaving a remaining balance of DM1,166,667 (approximately $624,150) as of August 31, 1999.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Molex's Compensation Committee of the Board of Directors (the "Committee") approves compensation for the executive officers (the "Executive Officers") of Molex, including any Chief Executive Officer ("CEO"). The guiding principles governing the philosophies behind the compensation of Executive Officers are as follows:

        - Provide compensation that is competitive for an individual's performance and level of responsibility.

        - Reward performance that exceeds industry norms.

        - Retain the management talent needed to achieve Molex's business objectives, particularly to improve its position within the connector industry.

        - Align management actions with shareholder interests in order to focus on the long-term success of Molex.

     There are three general components of executive compensation which are used to achieve the principles set forth above. They are base salary, merit bonus and stock plans. Molex seeks to have the overall executive compensation be somewhat above that of the industry average. When compared to industry norms, Executive Officers' base salaries are higher than average while their merit bonuses and grants under the stock plans described herein are below average.

     F. A. Krehbiel and J. H. Krehbiel, Jr., Molex's CEOs, are evaluated and their compensation administered in the same general fashion as the other Executive Officers.

ANNUAL BASE SALARY

     The performance of all Executive Officers is reviewed annually and any salary increases are based upon the competitive base salary range described below and the individual's performance during the previous year. While there is no specific weight given to a particular factor in determining salary increases, individual performance is the principal factor. Generally, the Committee recommends base salaries in the second highest quartile paid by manufacturing/electronics companies of comparable size. This data is based on a survey conducted by outside consultants for positions similar to those held by the Executive Officers. The companies surveyed for compensation purposes are not the same as those in the Peer Group in the section entitled "Stockholder Return Performance Presentation" included in this proxy statement, as Molex's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns.

     Effective July 1, 1999, J. H. Krehbiel, Jr. was elected Co-Chairman and Co-Chief Executive Officer of Molex with F. A. Krehbiel. As of the effective date of his promotion, J. H. Krehbiel Jr.'s annual base salary was increased to $525,000, the same base salary as F. A. Krehbiel.

     For the next fiscal year, F. A. Krehbiel's and J. H. Krehbiel, Jr.'s annual base salary were increased 6.0% to $556,500 effective September 1, 1999. With respect to setting both CEOs' base salary, the Committee took into account their leadership and direct contributions, which resulted in the Company's financial performance for the fiscal year ended June 30, 1999.

MERIT BONUS

     The merit bonus is a short-term incentive calculated as a percentage of base salary according to a plan that covers all Executive Officers, including any CEO. The merit bonus percentage for each Executive Officer is based on two financial components and one discretionary non-financial component. The goals on which these components are based are established by the Executive Committee and approved by the Board of Directors at the beginning of each fiscal year.

     The financial performance components of the merit bonus are a net sales goal and a profitability goal expressed as a percent of net sales. Each of the two financial components can be further divided with respect to a particular officer. For example, in addition to worldwide Company financial performance, an individual may also have one or more additional goals for specific business regions or divisions for which the individual is responsible.

     If more than 85% of the net sales goal or more than 90% of the profit goal is achieved, then the individual is entitled to a merit bonus. The merit bonus percentage for each financial component increases to a maximum amount when 120% of each financial goal is achieved. The maximum bonus percentage that can be paid to any Executive Officer is in a range from 20% to 60% of base salary depending upon the position and responsibilities of the individual.

     In addition to net sales and profitability goals, each Executive Officer has certain non-financial goals. The achievement of or progress toward achieving these non-financial goals can increase an individual's merit bonus up to an additional 12% of base salary. The non-financial goals vary from individual to individual depending upon the particular area of responsibility. In some cases, discretionary adjustments were made.

     F. A. Krehbiel's and J. H. Krehbiel, Jr.'s bonuses were determined by comparing Molex's financial results to the financial goals described above and by progress toward non-financial goals in key functions including engineering, marketing, quality and manufacturing operations. Both the net sales goal and the profitability goal were achieved. F. A. Krehbiel was awarded a merit bonus of $111,090 which was 21.16% of his annual base salary rate for the fiscal year just ended. J. H. Krehbiel, Jr. was awarded a merit bonus of $105,806 which was 21.16% of his annual base salary rate for the fiscal year just ended.

STOCK PLANS

     Molex has two stock-based equity plans in which an Executive Officer may participate, The 1991 Molex Incorporated Incentive Stock Option Plan (the "1991 Plan") and The 1990 Molex Incorporated Executive Stock Bonus Plan (the "1990 Plan"). These two stock plans provide long-term incentives to Executive Officers and encourage long-term growth of the Company.

     The 1991 Molex Incorporated Incentive Stock Option Plan. Each Executive Officer may, at the discretion of the Committee, receive an annual grant of options to acquire shares of Common Stock not to exceed 250,000 shares. During last fiscal year, F. A. Krehbiel and J. H. Krehbiel, Jr. received no grants of options.

     The number of options granted to an Executive Officer is at the discretion of the Committee based on the same criteria used to determine the merit bonuses, except that a longer time frame (i.e., more than three years) is used. Using these long-term performance criteria provides a strong link between management interests and those of the Company's shareholders. The Committee considers previous grants when determining stock option grants for a given year.

     The 1990 Molex Incorporated Executive Stock Bonus Plan. The 1990 Plan provides for the award of a stock bonus at the end of a fiscal year during which Molex's financial performance has been exemplary. The Committee, which also administers the 1990 Plan, may, in its sole discretion, award a stock bonus to eligible persons subject to the financial goal limitations set forth below.

     No shares can be awarded for a given fiscal year if (a) the increase in Molex's net sales revenue did not either equal at least 15% or exceed two times the worldwide connector market growth or (b) the effect of an award would be to lower Molex's net profit (after taxes) as a percent of sales below 10%. In a given year, an eligible person can receive a maximum amount of stock whose fair market value on June 30 is equal to: 25% of the person's base salary if the increase in Molex's sales exceeded either 15% or two times the worldwide connector market growth but was less than 20%; or 50% of the person's base salary if Molex's sales increased 20% or more.

     The Committee may award a cash bonus to offset taxes, thereby encouraging the recipient to hold the stock awarded. The stock and tax offset bonuses are distributed in four equal annual installments commencing on the June 30 ending the fiscal year for which the bonus has been awarded or as soon thereafter as practicable. If an individual who is awarded a bonus has not yet received his completed distribution and voluntarily leaves Molex before retirement, the balance due him is subject to forfeiture.

     For the fiscal year just ended, Molex achieved a 5.5% sales growth and a 10.4% net profit as a percent of sales. The worldwide connector market growth was 0%. Even though the financial conditions necessary to award a stock bonus under the 1990 Plan were met, the Committee awarded no stock bonuses for the fiscal year just ended.

EFFECT OF SECTION 162(m)

     Molex will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to Section 162(m) of the Internal Revenue Code. Where it deems advisable, Molex will take appropriate action to maintain the tax deductibility of its executive compensation.

     Robert J. Potter, Chairman
     Masahisa Naitoh
     Michael J. Birck

INDEBTEDNESS OF MANAGEMENT

     F. A. Krehbiel, Co-Chairman, Co-Chief Executive Officer and Director, received compensation advances from time to time during the last fiscal year with interest payable at the floating six month federal interest rate. The range of interest charged during the period from July 1, 1998 to August 31, 1999 was 5.4% - 6.8%. The largest aggregate amount of such advances outstanding at any time during such period was
$        . As of August 31, 1999, the aggregate advance to F. A. Krehbiel was
$      .

     R. C. Wieser, Senior Vice President, previously received a $175,000 interest free loan which represents the balance of a loan given as an inducement to take his present position in order to purchase a new residence. The loan is payable when the new residence is sold. The largest aggregate amount of the loan outstanding at any time from July 1, 1998 to August 31, 1999 was $175,000. As of August 31, 1999 $175,000 was outstanding.

     J.H. Krehbiel, Jr., Co-Chairman, Co-Chief Executive Officer and Director, received compensation advances from time to time during the last fiscal year with interest payable at the floating six month federal interest rate. The range of interest charged during the period from July 1, 1998 to August 31, 1999 was 5.4%-6.8%. The largest aggregate amount of such advances outstanding at any time
during such period was $       . As of August 31, 1999, the aggregate advance to
J.H. Krehbiel Jr. was $      .

     G. Tokuyama, Vice President, received a loan due June 30, 2001 in the amount of $151,653 in order to exercise stock options. Interest accrues at the prime rate. The largest aggregate amount outstanding (including accrued interest) at any time from July 1, 1998 to August 31, 1999, was $151,653. As of August 31, 1999, $151,653 was outstanding.

     W. W. Fichtner, Vice President, received various loans that are currently accruing interest at the rate of 5% per annum under a credit arrangement in order to exercise stock options. The balance of the loan is due on or before August 31, 2000. The largest aggregate amount of loans outstanding at any time from July 1, 1998 to August 31, 1999 was $103,613. As of August 31, 1999,
$       was outstanding.

     W. W. Fichtner, Vice President, received a credit arrangement with Molex to finance the initial acquisition of the 10% equity interest in Molex GmbH as described in the section entitled "INDIVIDUAL ARRANGEMENTS INVOLVING FUTURE COMPENSATION." Fichtner may draw against the credit line from time to time to provide additional funds required to maintain his pro rata equity interest in Molex GmbH. The amount of the arrangement is DM3,000,000 (approximately $1,586,400). The outstanding loan balance accrues interest at the rate of 5% per annum. The loan balance is secured by the Share, i.e., his investment in Molex GmbH. During the last fiscal year, the arrangement was amended to forgive the sum of DM667,105 (approximately $352,800) of the outstanding loan balance which represents the accrued interest as of September 30, 1998. The largest aggregate amount outstanding under this credit arrangement during the period from July 1, 1998 through August 31, 1999 was DM1,349,425 (approximately $713,600). As of
August 31, 1999, DM        (approximately $       ) was outstanding.

     K. M. Regas, Vice President, obtained compensation advances totaling an aggregate principal amount of $60,000 with interest payable at the six month federal interest rate. The loan principal and any accrued interest was due on or before June 30, 1999. The range of interest charged during the period from July 1, 1998 to August 31, 1999 was 5.4%-6.8%. The largest aggregate amount of such advances outstanding (including unpaid interest charges) at any time during such period was $73,435. As of August 31, 1999, the aggregate advance to K. M. Regas has been paid in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Robert J. Potter, Masahisa Naitoh and Michael J. Birck. All of the Committee members are outside directors. Mr. Birck is the President and Chief Executive Officer of Tellabs, Inc. F. A. Krehbiel, Co-Chairman and Co-Chief Executive Officer of Molex, serves as a director of Tellabs, Inc.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on Molex's Common and Class A Common Stock with the cumulative total return of Standard & Poor's MidCap 400 Stock Index and a Peer Group Index for the five fiscal years ended June 30, 1999.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(a)
           (MOLEX INCORPORATED, S&P MIDCAP 400 INDEX AND PEER GROUP)

                                                                  MOLEX CLASS A
                                         MOLEX COMMON STOCK        COMMON STOCK        S&P MIDCAP 400 (b)       PEER GROUP (c)
                                         ------------------       -------------        ------------------       --------------
'1994'                                         100.00                 100.00                 100.00                 100.00
'1995'                                         127.60                 124.29                 122.34                 143.08
'1996'                                         130.93                 125.28                 148.75                 121.51
'1997'                                         188.47                 186.27                 183.45                 172.54
'1998'                                         161.67                 156.39                 233.26                 170.13
'1999'                                         239.71                 211.20                 262.58                 229.62

(a) Assumes $100 invested on June 30, 1994 in Molex Common Stock, Molex Class A Common Stock, the S&P MidCap 400 Index, and a Peer Group Index, (as defined below in footnote (c)) and the reinvestment of all dividends.
(b) Cumulative returns calculated from the S&P MidCap Total Return Index maintained by Standard & Poor's Corporation. Molex is one of the companies comprising the S&P MidCap 400.
(c) The Peer Group is comprised of all of the companies in the S&P MidCap 400 currently classified in the following Industry Groups: "Electrical Equipment"; "Electronics (Component Distributors)"; and "Equipment (Semiconductor)" (12 companies excluding Molex) and all of the "electronic connector" companies which are independently traded on the New York Stock Exchange or listed by Nasdaq (4 companies excluding Molex). The S&P MidCap 400 companies are: American Power Conversion; Hubbell Inc. (Class B); Magnetek, Inc.; SCI Systems Inc.; Sensormatic Electronics; Sanmina Corp.; SPX Corp.; Symbol Technologies; Vishay Intertechnology; Arrow Electronics; Avnet, Inc.; and Teradyne, Inc. The connector companies are: Amphenol Corporation; Methode Electronics Inc.; Robinson Nugent Inc.; and Thomas & Betts Corporation.

    During the last year the S&P Midcap 400 changed the companies included in the "Electrical Equipment" Industry Group. Solectron Corp. was dropped while SPX Corp. and Sanmina Corp. were added. In addition, during the last year, two of the independently traded connector companies were acquired (AMP Incorporated and Berg Electronics, Inc.) and are no longer are included in the Peer Index.

                             STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in next year's proxy material, any stockholder proposal to be presented at Molex's 2000 Annual Stockholders' Meeting must be submitted to the Corporate Secretary, Molex Incorporated, 2222 Wellington Court, Lisle, Illinois 60532 on or before May 17, 2000. Molex's by-laws provide that stockholder nominations for persons for election to Molex's board of directors and proposals for business to be considered at an annual stockholders meeting must satisfy certain conditions including generally submitting notice to Molex not more than 90 days or less than 60 days prior to the anniversary of the preceding year's annual meeting of stockholders. Proxies solicited with respect to next year's Annual Stockholders Meeting may confer discretionary authority to vote on various matters, including any matter with respect to which Molex did not receive notice by August 1, 2000.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Molex has selected Deloitte & Touche LLP as its principal independent auditors for the current fiscal year. Deloitte & Touche LLP has served in that capacity since December, 1986.

     A representative of Deloitte & Touche LLP is expected to be present at the upcoming Annual Meeting of Stockholders and will be offered the opportunity to make a statement if desired and will be available to respond to appropriate questions. Molex has been advised by Deloitte & Touche LLP that no member of the firm has any financial interest, either direct or indirect, in Molex or any of its subsidiaries, during the time period that it has served in the capacity as independent auditor of Molex, and that it has no connection with Molex or any of its subsidiaries in any capacity other than as public accountants.

                               OTHER INFORMATION

     No business other than that herein specifically mentioned is intended to be presented by management at the Annual Meeting of Stockholders. Management knows of no other business which may be properly presented by others. If, however, any other business properly comes up for action at the meeting, the proxy holders will vote with respect thereto in their discretion.

                                          By Order of the Board of Directors of
                                                   MOLEX INCORPORATED

                                             /s/  Frederick A. Krehbiel
                                                  Frederick A. Krehbiel

Dated at Lisle, Illinois
September 14, 1999

                               MOLEX INCORPORATED

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                         October 22, 1999   10:00 a.m.

                            DOUBLETREE GUEST SUITES
               --------------------------------------------------
               --------------------------------------------------

              2111 Butterfield Road, Downers Grove, Illinois 60515
                                 (630) 971-2000

                               GENERAL DIRECTIONS

 LOCATED JUST NORTH OF THE "HIGH TECH" EAST/WEST TOLLWAY (I-88) CORRIDOR AT THE INTERSECTION OF BUTTERFIELD ROAD (ROUTE 56) AND THE NORTH-SOUTH TOLLWAY (I-355)

FROM THE NORTH:

-  Take I-355 South and exit at Butterfield Road.

                                       OR

-  Take I-294 South to I-88 West to I-355 North and exit at Butterfield Road.

FROM THE SOUTH:

-  Take I-355 North and exit at Butterfield Road.

                                       OR

-  Take I-294 North to I-88 West to I-355 North and exit at Butterfield Road.

FROM THE WEST:

-  Take I-88 East to I-355 North and exit at Butterfield Road.

FROM THE EAST:

- Take the Eisenhower Expressway (I-290) West to I-88 West to I-355 North and exit at Butterfield Road.

ONCE AT THE BUTTERFIELD ROAD EXIT:

-  Turn West onto Butterfield Road.

-  Go to the first traffic light. The hotel is on the left.

                               MOLEX INCORPORATED
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/


[                                                                             ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED DIRECTORS AND THE OTHER LISTED PROPOSAL.


                                                                WITHHOLD
                                                     FOR all    AUTHORITY      FOR all nominees, except
1. Election of Directors                             nominees   to vote for    vote withheld for those named below
   Frederick A. Krehbiel, John H. Krehbiel, Jr.,                all nominees
   Fred L. Krehbiel, Robert J. Potter, Edgar D.         [ ]          [ ]                        [ ]
   Jannotta, Donald G. Lubin, Masahisa Naitoh,
   Michael J. Birck, Douglas K. Carnahan, J. Joseph
   King.


                                                         -----------------------------------------------------------
                                                                                       Nominee Exceptions



2. Proposal to approve an             FOR   AGAINST  ABSTAIN
   Amendment to the Certificate of    [ ]     [ ]      [ ]
   Incorporation to provide for a
   Classified Board of Directors.

3. In their discretion, the Proxies  FOR   AGAINST  ABSTAIN
   are authorized to vote upon        [ ]     [ ]      [ ]
   such other business as may
   properly come before the
   meeting.



            Dated
                  --------------------------------------

            --------------------------------------------

            --------------------------------------------
                  Signatures of Stockholder(s)


            Please sign name exactly as imprinted (do not print).
            Please indicate any change in address.

            When shares are held by joint tenants, both should sign.
            When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign the partnership name by authorized person.


PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.
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